Exhibit 10.2
May 13, 2009
In connection with the proposed sale of one hundred percent (100%) of the issued and outstanding limited liability company interest of Ambassadors Marine Group, LLC, a Delaware limited liability company (“AMG”), by Ambassadors International, Inc., a Delaware corporation (“Seller”) to Bellwether Financial Group, Inc., a California corporation (“Buyer”), pursuant to the terms of that certain Membership Interest Purchase Agreement, entered into as of May 1, 2009, by and among AMG, Seller and Buyer (the “Agreement”), AMG, Seller and Buyer hereby agree to be bound by the provisions of this letter agreement (this “Letter Agreement”). All terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement.
The Parties agree, notwithstanding anything to the contrary in the Agreement, as follows:
1.
Amendments. Notwithstanding any provision of the Agreement to the contrary, the Parties hereby agree to amend the Agreement as follows: (a) the Purchase Price and the Closing Payment shall each be Five Million Dollars ($5,000,000); (b) Buyer shall not be obligated to make the payments set forth in Section 2.2(b), (c) or (d) of the Agreement and such Sections are hereby deleted from the Agreement; (c) neither the Purchase Price nor the Closing Payment shall be adjusted pursuant to Section 2.3 of the Agreement; (d) the Closing Date is May 13, 2009; and (e) the Purchase Price allocated pursuant to Schedule 2.6 of the Agreement shall be $4,500,000 to Nishida Tekko American Corporation & BMI Acquisition and $500,000 to Bellport Group, Inc.

2.	Acquired Company Adjustments. The Parties hereby acknowledge and agree that Schedule 7.7 attached hereto shall be deemed to be Schedule 7.7 under the Agreement.
3.
Indemnification. Subject to the provisions of Article VIII of the Agreement, Buyer hereby agrees to also indemnify, defend, save and keep the Seller Indemnitees harmless against and from all Damages sustained or incurred by Seller Indemnities to the extent they are a result of, arise out of or are by virtue of Seller’s guaranty of that certain Indemnity Agreement in favor of CNA Surety dated June 19, 2008.

4.	Notices. Seller hereby covenants to Buyer that within one day after the Closing Date, Seller will deliver each of the notices referred to in Items 2 through 6 of Section 4.4 of the Disclosure Letter.
5.
Insurance Refund. Seller hereby covenants to Buyer that within one day after the Closing Date, Seller will fax or email a letter, substantially in the form attached hereto as Exhibit A (the “Insurance Refund Letter”), to each insurer listed on Section 4.19 of the Disclosure Letter, instructing such insurer to cancel all forms of insurance maintained by Seller on behalf of, or for the benefit of, any of the Acquired Companies on their business or employees and to remit all refunds on such insurance which are attributable to periods commencing immediately after the Closing Date directly to Buyer. Seller covenants that it shall not rescind, amend or otherwise modify the instructions contained in the Insurance Refund Letter and in the event an insurer sends any such payment to Seller, Seller shall immediately, no later than one business day following Seller’s receipt of such payment, forward such payment to Buyer via overnight or same day delivery. For the avoidance of doubt, Seller shall not be required to pay to Buyer such refunds on insurance which are received by Buyer directly pursuant to this paragraph.

6.
Complimentary Cruises. Seller shall provide, or cause its Affiliates to provide, Buyer or any Person(s) designated by Buyer (each, a “Designee”) a total of seventy-five (75) complementary Cruises (as defined below) on any cabin on any “Windstar Cruise” that begins on or prior to May 12, 2012 without paying any cruise fare, taxes or port charges, ten (10) of which will be on a space available basis 120 days prior to sailing and sixty-five (65) of which will be on a space available basis 60 days prior to sailing. “Cruise” shall be defined as any available cabin up to its maximum occupancy. Buyer may schedule the Cruises by calling the customer representative designated by Seller. Each Designee and his or her guests shall be obligated to pay any and all fees, expenses or other charges (excluding taxes and port charges) that are not covered under the standard cruise fare, including, without limitation, any expenses relating to the purchase of any gifts or alcohol. Each Designee shall be permitted to gift, donate or otherwise transfer the Cruises without consideration; provided, that, the Cruises shall not be resold for value. Seller shall provide Buyer with a report on a quarterly basis showing the number of Cruises used and the number of Cruises available.

7.      Miscellaneous.
(a)	This Letter Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.
(b)
The provisions of this Letter Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

(c)
This Letter Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(d)
In the event of any inconsistency between the terms and provisions of this Letter Agreement and the terms and provisions of any other agreement between or among the Parties hereto, the terms and provisions of this Letter Agreement shall govern.

(e)
Any term or provision of this Letter Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

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(f)	This Letter Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
IN WITNESS WHEREOF, the parties hereto have executed this Letter Agreement as of the day and year first hereinabove written.
BELLWETHER FINANCIAL GROUP, INC.

By:
	Name:	Joseph J. Ueberroth
	Title:	President

AMBASSADORS INTERNATIONAL, INC.

By:
	Name:	Arthur A. Rodney
	Title:	Chief Executive Officer

AMBASSADORS MARINE GROUP, LLC

By:
	Name:	Arthur A. Rodney
	Title:	Chief Executive Officer

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Schedule 7.7
Acquired Company Adjustments
The following intercompany accounts of the Acquired Companies shall be cancelled and adjusted to zero prior to closing:
Bellport Group, Inc.

Due from BMI	$35,541.33 (payroll)
BMI Acquisition Company

Due from Bellport Due from Bellport	$3,343.55 (admin fees) $944,410.50 (Anacapa)

EXHIBIT A
Ambassadors International, Inc.
1071 Camelback Street
Newport Beach, CA 92660
May ___, 2009
[ ______________
_______________
______________ ]
RE: [Policy # ______________________] (the “Policy”)
Ladies and Gentlemen:
Please be advised that pursuant to the terms of that certain Membership Interest Purchase Agreement, entered into as of May 1, 2009 (the “Agreement”), by and among Ambassadors International, Inc., a Delaware corporation (“Seller”), Ambassadors Marine Group, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Seller (“AMG”), and Bellwether Financial Group, Inc., a California corporation (“Buyer”), Seller is selling one hundred percent (100%) of the issued and outstanding limited liability company interest of AMG to Buyer.
You are hereby irrevocably instructed to cancel coverage for maintained by Seller on behalf of each of the companies set forth on Exhibit A attached hereto or on their respective businesses or employees under the Policy as of the opening of business on May 13, 2009, and to remit all refunds with respect to Policy which are attributable to periods commencing May 13, 2009 directly to Buyer at the following address:
Bellwether Financial Group, Inc.
626 Seaward Road
Corona del Mar, CA 92625
Attn: Joseph J. Ueberroth,
with a copy to Seller at the following address:
Ambassadors International, Inc.
1071 Camelback Street
Newport Beach, CA 92660
Attn: Chief Financial Officer
Should you have any questions or concerns regarding the foregoing, please do not hesitate to contact  ____________  at  ____________  ..

Sincerely, AMBASSADORS INTERNATIONAL, INC.
By:
	Name:	Arthur A. Rodney
	Title:	Chief Executive Officer

cc: Joseph J. Ueberroth
Acknowledged and Agreed as of the date
first above written:
_____________________

By:
Name:
Title:

EXHIBIT A

1.	Bellingham Marine Industries, Inc.
2.	Florida Floats, Inc.
3.	Concrete Flotation Systems, Inc.
4.	BMI Acquisition Co.
5.	BMI Properties, LLC
6.	Bellingham Marine Australia Pty, Ltd.
7.	Bellingham Marine New Zealand Ltd.
8.	Bellingham Marine Europe Limited
9.	Bellingham Marine SEA Sdn. Bhd.
10.	Bellingham Marine Singapore
11.	Marine Technologies Pty. Ltd.
12.	Nishida Tekko America Corp
13.	Bellingham Marine Mexico, SA. de C.V
14.	Marina Accessories, Inc.
15.	Bellingham Marine Spain, SL
16.	Bellingham Marine France
17.	Bellingham Marine Costa Rica SRL
18.	Bellingham Marine Panama S.A.
19.	Bellport Group Inc.
20.	Bellja Holding Co. Inc.
21.	Ambassadors Marine Group LLC
22.	Deer Harbor WI, LLC